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                                                                     Exhibit 2.2



                      AGREEMENT FOR THE SALE OF REAL ESTATE

               PRINCIPALS

               1. THIS AGREEMENT, made this 15th day of May, A.D., 1997 by and between KURT SCHUEREMANN (hereinafter called "Seller") and MED/WASTE, INC. (hereinafter called "Buyer").

               PROPERTY

               2. WITNESSETH: Seller hereby agrees to sell and convey to Buyer, who hereby agrees to purchase: ALL THAT CERTAIN lot or piece of ground with buildings and improvements thereon erected, if any, known as or described as follows:

               201 East 10th Street, Borough of Marcus Hook County of Delaware,
                                     State of Pennsylvania

               3.      TERMS

                       (a) for the sum of Seven Hundred Thousand DOLLARS which shall be paid to the Seller by the Buyer as follows:

                       (b)      Cash or check at signing this Agreement: To be held in Escrow           $100,000.00

                       (c)      Cash or check to be paid before: __________, 19__                      $___________

                       (d)      _________________________________________________                      $___________

                       (e)      Cash or certified check at time of settlement:                          $600,000.00

                                                                                               TOTAL    $700,000.00

                       (f) Written approval of Seller to be on or before: May
16, 1997

                       (g) Settlement to be made on or before: See Paragraph 6 below

                       (h) Conveyance from Seller will be by fee simple deed of special warranty.

                       (i) Payment of Transfer taxes will be divided equally between Buyer and Seller.

                       (j) Taxes as levied and assessed, rents, interests on mortgage assumptions, water rents and/or sewer rents if any will be apportioned pro-rata at and as of its time of settlement, along with any other lienable municipal services.

               MORTGAGE CONTINGENCY

               4. This sale and settlement hereunder are NOT conditioned or contingent in any manner upon the sale or settlement of any other real estate
NOR subject to a mortgaging or financing except as hereinafter provided.

               ASSESSMENTS.

               5. Seller covenants and represents at the approval date of this agreement of sale that no assessments for public improvements have been made against the premises which remain unpaid and that no notice by any governmental or other public authority has been served upon the Seller or anyone on the Seller's behalf, including notices relating to violations of housing, building safety or fire ordinances which remain uncorrected unless otherwise specified herein. Buyer will be responsible for any notices served upon the Seller after the approval date of this agreement and for the payment of any assessments and charges hereafter made for any public improvements, if work in connection therewith is hereafter begun in or about said premises and adjacent thereto.
Seller will be responsible for any such improvements, assessments or notices received prior to the date of this Agreement, unless the improvements consist of sewer or water lines not in use on or prior to the date of approval hereof.

               TITLE.

               6. The premises are to be conveyed free and clear of all liens, encumbrances and easements, EXCEPTING HOWEVER, the following: Mortgage encumbrances, as aforementioned, if any; existing building restrictions, ordinances, easements of roads, privileges or rights of public service companies, if any; agreements, restrictions, or like matters of record and easements and restrictions visible upon the ground, otherwise the title to the above described real estate shall be good and marketable or such as will be insured by a licensed Title Insurance Company at the regular rates.

               In the event the Seller is unable to give a good and marketable title of such as will be insured by a licensed Title Company, subject to aforesaid, Buyer shall have the option of taking such title as the Seller can give without abatement of price or of being repaid all monies paid by Buyer to the Seller on account of the purchase price together

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with costs for searching title as he may have incurred; and in the latter event there shall be no further liability or obligation on either of the parties herein and this Agreement shall become null and void and all copies will be returned to Seller's agent for cancellation.

               Any survey or surveys which may be required by the Title
Insurance Company or the abstracting attorney, (or the preparation of an adequate legal description of the premises for the correction thereof), shall be secured and paid for by the Seller.

               The premium for title insurance and or mechanics lien insurance will be paid for by the Buyer if desired or required by the Buyer or any mortgagee, together with appraisal fees if any, and Buyer's normal settlement costs and accruals.

               INSPECTIONS.

               7. Seller hereby agrees to permit inspections by authorized appraisers and reputable certifiers as may be required in order for Buyer to obtain the mortgage described in Paragraph 4 hereof.

               FIXTURES, TREES, SHRUBBERY, ETC.

               8. All plumbing, heating and lighting fixtures, and systems appurtenant thereto and forming a part thereof, and other permanent fixtures, as well as all ranges, laundry tubs, TV antennas, meats and color systems, together with screen storm sash and/or doors, shades, awnings, Venetian blinds, couplings for automatic washers and dryers, etc., radiator covers, cornices, kitchen cabinets, drapery rods, drapery rod hardware, curtain rods, curtain rod hardware, all trees, shrubbery, plantings now in or on property, and remaining heating and cooking fuels stored on premises, if any, unless specifically excepted in this Agreement, are included in the sale and purchase price. None of the above mentioned items shall be removed by Seller from premises after date of this Agreement. Seller hereby warrants that he will deliver good title to all the articles described in this paragraph and any other fixtures or items of personalty specifically scheduled and to be included in this sale.

               PAYMENT OF DEPOSIT POSSESSION AND TENDER

               9. Deposits or hand monies shall be paid to agent for Seller, who shall retain the same until consummation or termination of this Agreement in conformity with all applicable Laws and Regulations.

               10. Possession is to be delivered by deed, keys and physical possession to a building (if any) at day and time of settlement, or by deed and assignment of existing lease(s) at time of settlement if premises is tenant occupied at the signing of this Agreement, unless otherwise specified herein.
Buyer will acknowledge existing lease(s) by initiating said lease(s) by initiating said lease(s) at time of signing this Agreement of sale if tenant occupied.\

               Seller will not enter into any new leases, written extension of existing leases, if any or additional leases for the premises without the written consent of the Buyer. Formal tender of an executed deed and purchase money is hereby waived.

               RISK OF LOSS

               11. Any loss or damage to the property caused by fire, or casualty, between the date of this Agreement and the time of settlement shall not, in any way, void or impair any of the conditions or obligations hereof unless the required mortgaging or financing as specified herein cannot be obtained because of such loss or damage. Seller shall maintain existing fire and extended coverage or homeowners type insurance policies, if any, until the time of final settlement. Buyer is hereby notified that it is his responsibility to insure his interest in the said premises at his own cost and expense. Seller shall maintain the property (including all items mentioned in paragraph 8 herein) and any personal property specifically scheduled herein its present condition, normal wear and tear and damage by fire or other casualty excepted.

               DEFAULT

               12. The said time for settlement and all other times referred to for the performance of any of the obligations of this Agreement are hereby agreed to be of the essence of this Agreement. Should the buyer fail to make any additional payments as specified in paragraph 3, or violate or fail to fulfill and perform any of the terms or conditions of this Agreement, then and in that case all deposits and other sums paid by the Buyer on account of the purchase price, whether required by this Agreement or not, shall be retained by the Seller, either on account of the purchase price, or as liquidated damages for such breach, as the Seller may elect, and in the latter event, the Seller shall be released from all liability or obligation and this Agreement shall become null and void and all copies will be returned to Seller's agent for cancellation.

               REPRESENTATIONS

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               13. It is understood that Buyer has inspected the property or hereby waives the right to do so and he has agreed to purchase it as a result of such inspection and not because of or in reliance upon any representation made by the Seller or any officer, partner or employee of Seller, or by the agent of the Seller or any of the latter's salesmen and employees, or by a cooperating broker, if any, or any of his salesmen and employees and that he has agreed to purchase it in its present condition unless otherwise specified herein. It is further understood that this Agreement contains the whole agreement between the
Seller and the buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale. Furthermore, this Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

               RECORDING

               14. This Agreement shall not be recorded in the Office of the Recording of Deeds or in any other office or place of public record and if Buyer shall record this Agreement or cause or permit the same to be recorded, Seller may, at its option, elect to treat such act as a breach of this Agreement.

               ASSIGNMENT

               15. This Agreement shall be binding upon the respective heirs, executors, administrators, successors and, to the extent assignable, on the assigns of the parties hereto, it being expressly understood, however, that the buyer shall not transfer or assign this Agreement without the written consent of the Seller being first bad and obtained.

               AGENT

               16. It is expressly understood and agreed between the parties hereto that the herein named agent, his salesmen and employees and any officer or partner of agent and any cooperating broker and his salesmen and employees and any officer or partner of the cooperating broker are acting as agent only and will in case whatsoever be held liable either jointly or severally to either party for the performance of any term or covenant of this Agreement or for damages for the nonperformance thereof.

               DESCRIPTIVE HEADING

               17. The descriptive headings used herein are for convenience only and they are not intended to indicate all of the matter in the sections which follow them. Accordingly, they shall have no effect whatsoever in determining the rights or obligations of the parties.

               APPROVAL BY BUYER

               IN WITNESS WHEREOF, the parties hereto to be legally bound hereby, have hereunder set their hands and seals the day and year first above written.

WITNESS                               BUYER:

                                      MED/WASTE, INC.



                                      By:/s/ DANIEL A. STAUBER            (Seal)
------------------------------------     ----------------------------------
As to Buyer                                    DANIEL STAUBER, President



-----------------------------------
As to Buyer



    Seller hereby approve the above contract this 15th day of May A.D., 1997.

               APPROVAL BY SELLER

WITNESS                               SELLER:



                                      By:/S/ KURT SCHEUERMANN             (Seal)
------------------------------------     ---------------------------------
As to Seller



-----------------------------------
As to Seller



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AGENT

                           (Seal)
---------------------------



TO:                        (Agent)         Date:
   -------------------------                      ------------------------------

              In conjunction with the purchase of the premises described in the Agreement of sale attached hereto. I/We hereby authorize your firm to perform the services as indicated below by my/our initials.

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
A.    Place Title Insurance in any reputable title insurance company              ____________ (INITIALS)
B.    Place fire insurance in the amount of $_______________                      ____________ (INITIALS)
C.                                                                                ____________ (INITIALS)


The provisions of this Agreement relating to the broker's commission and the duration of the Agreement are negotiable. There exists in Pennsylvania a Real Estate Recovery Fund administered by the State Real Estate Commission, the purpose of which is to protect consumers from improper conduct by persons in the real estate business. Anyone who gets a judgment in a suit against a broker for fraud, misrepresentation or deceit, and who is unable to collect the amount of the judgment by the usual legal procedures, may apply for payment from the Fund by meeting certain prescribed requirements. Further information can be obtained by telephoning the Real Estate Commission at (717) 783- 7193 (not a free number).

"The said agent for broker, however your form refers to you) is acting herein as agent of the Seller, nor the buyer (or Purchaser, per your form)".

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                             SPECIAL CLAUSE ADDENDUM

         5. FIXTURES AND PERSONALTY.

         Included in the sale and represented to be owned by Seller, free from encumbrances, are the following: all fixtures and articles of personal property attached to, or contained and used in connection with the premises, including but not limited to all the autoclaving vessels, boilers, scales, fittings, shades, screens, storm sashes, plants, shrubbery, fences, aerials, pipes, and any easements, covenants, or rights which may run with the land.

         6. Seller shall secure and pay for a complete and current survey of the property prior to settlement.

         7. SETTLEMENT.

         Buyer shall begin its due diligence within thirty-six (36) hours of the date of this Agreement. Settlement shall take place at 201 E. 10th Street, Marcus Hook, Pennsylvania, forty-five (45) days from the beginning of the due diligence, provided that all environmental studies are complete and all permits have been transferred. In the event that the environmental studies and the permit transfers are incomplete, Sellers will agree to a reasonable extension of the settlement date. In no event shall settlement be later than August 1, 1997.

         8. HAZARDOUS MATERIAL.

         Purchaser shall have the option of securing environmental studies of the property at Purchasers expense. In the event Purchaser determine at any time prior to settlement that the property contains hazardous waste or other materials (collectively "hazardous materials") which could have a detrimental affect on the physical environment of the property, and notifies Seller of such condition within (ten days) after such determination, Seller shall have the option, at its sole cost and expense, to either cause to be removed or cleaned (to the satisfaction of all appropriate governmental authorities and the reasonable satisfaction of purchaser) all such hazardous materials or other material (whether required by statute or otherwise), or to decline to do so in its sole discretion, in which event purchase shall have the option along with purchasers other rights contained elsewhere in this Agreement, to terminate this Agreement and have the deposit (with interest) immediately refunded. Seller has not have any test whatsoever made with respect to the possible existence of such hazardous materials, but has not knowledge or the existence of any such hazardous materials. Seller recognizes and agrees that Purchaser may conduct any and all tests (including but not limited to phase I and II studies, if necessary) to discern the environmental status of the property as provided in this paragraph.

         9. OPERATING PERMITS.

         This Agreement is contingent upon the transfer of any and all permits necessary to operate a medical waste autoclaving facility on the property to Buyer. In the event that Buyer is unable to obtain the necessary permits to operate a medical waste autoclaving facility on the property, this Agreement shall become null and void and all deposit monies (with interest) shall be immediately refunded to Buyer. Buyer shall immediately apply for all permits and Seller agrees to cooperate with and assist Buyer in any means necessary to secure the transfer of all operating permits.

         10. MECHANICS LIENS.

         With the exception of the Mechanics Lien held by LVR East, Inc., Seller warrants that there are no unpaid or partially paid bills outstanding for work done to the premises, nor any notices which may result in any Mechanics Lien, and Seller further warrants that there are no Mechanics Liens against the premises. Seller warrants that the property will be free and clear of any and all Mechanic Liens prior to time of closing.

         11. MANAGEMENT AGREEMENT.

         All profit sharing monies payable to Seller by Bonham Management Group, Inc. for the period dated May 1, 1997 to closing, in accordance with the Management Agreement dated October 30, 1995 shall be held in escrow until settlement, at which time Seller will transfer those monies to Buyer. In the event that settlement does not occur on or before August 1, 1997 Seller shall be entitled to receive those monies and the Management Agreement will remain in full force and effect.

         As part of this Agreement, Seller agrees to consent to the assignment of the October 31, 1995 Management Agreement between Seller and Bonham Management Group, Inc. to Buyer at the time of Settlement.

         12. RELEASE OF LIABILITY.

         This Agreement is conditioned upon the execution of Mutual Releases by Seller, Kurt Schueremann, Edward Schueremann, and Frank Schueremann and Fred Bonham and Bonham Management Group, Inc. releasing each other from the Management Agreement dated October 30, 1995 and any and all claims arising therefrom, including but not limited to the current litigation in the Delaware County Court of Common Pleas at the time of closing. In the event that Settlement does not occur on or before August 1, 1997, the Management Agreement shall remain in full force and effect.

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         13. ASSET PURCHASE AGREEMENT.

         This Agreement is conditioned upon the closing of the Asset Purchase Agreement between K.S. Processing, Inc. and Med/Waste, Inc. A true and correct copy of which is attached hereto as Exhibit "A" and incorporated herein.

         14. OPTION TO LEASE.

         In the event that the environmental studies are unacceptable to Purchaser and/or the operating permits are not transferrable to Purchaser, Seller shall grant Purchaser the option of leasing the real estate for a term of five (5) years. Purchaser shall pay for the initial five (5) year term $100,000.00 at time of signing the Lease Agreement and sixty (60) equal payments in the amount of $10,000.00 per month. In addition, Purchaser shall have the option to renew the above Lease for two (2) successive five (5) year terms with no more than a five percent (5%) increase in the rent for each term.

         The above Lease and any renewal thereof shall be net net. At the time Purchaser exercises its option, a definitive Lease Agreement containing the above terms shall be entered.

         IN WITNESS WHEREOF, the parties hereto have hereunder caused this Addendum to the Agreement of Sale to be duly executed this 15th day of May, 1997.

/s/ KURT SCHUEREMANN                        /s/ DANIEL A. STAUBER
-------------------------------             ------------------------------------
KURT SCHUEREMANN, Seller                    DANIEL A. STAUBER, President
                                            Med/Waste, Inc.













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